SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________



FORM 11-K



ANNUAL REPORT

PURSUANT TO SECTION 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934



(Mark One):



X       ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED].



For the fiscal year ended       December 31, 1993





OR



        TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]



For the transition period from          to







Commission file number  1-8233







        A.  Full title of the plan and the address of the plan, if
different from that of the issuer named below:     USF&G CAPITAL
ACCUMULATION PLAN



        B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:



USF&G CORPORATION

100 Light Street

Baltimore, Maryland 21202



REQUIRED INFORMATION


The USF&G Capital Accumulation Plan is subject to the financial reporting requirements of Employee Retirement Income Security Act of 1974 (ERISA). In accordance with Instruction E to Form 11-K, the plan financial statements and schedules prepared in accordance with the financial reporting requirements of ERISA are filed in paper under cover of Form SE.





EXHIBIT INDEX





Exhibit                                                    Sequential
Number                  Description                        Page Number


   23                   Consent of Independent Auditors         4





EXHIBIT 23



CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the registration statement numbers 33-20449, 33-9405, 33-33271, 33-21132,
33-50825, and  33-51859 on Form S-3 and 2-72026, 2-61626,
2-98232, 33-16111, 33-38113,  33-35095, 33-43132, 33-45664,
33-45665, and 33-61965 on Form S-8 of our report dated May 27, 1994 with respect to the financial statements and schedules of the USF&G Capital Accumulation Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1993.



                                        /s/ ERNST & YOUNG



Baltimore, Maryland

June 27, 1994





SIGNATURES





The Plan.       Pursuant to the requirements of the Securities
Exchange Act of 1934, the trustees have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.







                         USF&G CAPITAL ACCUMULATION PLAN

                                 (Name of Plan)



Date    June 28, 1994                   /s/  Amy P. Marks

                                Name: Amy P. Marks

                                Title: Senior Vice President

                                       USF&G Corporation and

                                       Plan Administrator